Exhibit 99.1

ABRAXAS PETROLEUM CORPORATION

www.abraxaspetroleum.com

NEWS RELEASE

Abraxas Announces Borrowing Base Redetermination and Presentation at IPAA OGIS New York

SAN ANTONIO (April 4, 2019) – Abraxas Petroleum Corporation (“Abraxas” or the “Company”) (NASDAQ: AXAS) today announced that the borrowing base on the Company’s $300 million senior secured credit facility has been increased from $200 million to $217.5 million in connection with the Company’s recent borrowing base redetermination. All other terms and conditions remain the same.

Abraxas also announced that the Company’s management will participate in the upcoming IPAA Oil & Gas Investment Symposium (OGIS) investor conference in New York on April 8-9, 2019. The Company is scheduled to present on Monday April 8 at 10:35 AM Eastern Time. Details of the event can be found https://www.ipaa.org/, and a live webcast of this presentation can be accessed at https://www.webcaster4.com/Webcast/Page/2042/30016.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Permian Basin, Rocky Mountain, and South Texas regions of the United States.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:

Steven P. Harris

Vice President - Chief Financial Officer

Telephone 210.490.4788

sharris@abraxaspetroleum.com

www.abraxaspetroleum.com